FILED PURSUANT TO RULE 424(b)(3) REGISTRATION NO. 333-83449
PRICING SUPPLEMENT NO. 28, AS AMENDED DATED JUNE 6, 2001 AND JUNE 18, 2001 TO PROSPECTUS DATED AUGUST 13, 1999 AND PROSPECTUS SUPPLEMENT DATED NOVEMBER 1, 1999

AMERICAN GENERAL FINANCE CORPORATION
MEDIUM-TERM NOTES, SERIES F
(FIXED RATE)

DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

Principal Amount: $166,000,000			Original Issue Dates:	June 11, 2001 and June 21, 2001
Agents' Discount or Commission: $467,440			Stated Maturity: June 12, 2006
Net Proceeds to Issuer: $165,968,060			Interest Rate: 5.91%
Form:	[ x ] Book Entry [ ] Certificated		CUSIP No.: 02635PRD7
Issue Date:	The notes are being placed through or purchased by the Agents listed below:
06/11/01 06/11/01 06/11/01 06/21/01 06/21/01 06/21/01	Salomon Smith Barney Inc. First Union Securities, Inc. Banc of America Securities LLC Salomon Smith Barney Inc. Banc of America Securities LLC J.P. Morgan Securities Inc.	$25,000,000 $ 6,000,000 $ 1,000,000 $80,000,000 $50,000,000 $ 4,000,000	Capacity: Capacity: Capacity: Capacity: Capacity: Capacity:	[ x ] Agent [ x ] Agent [ x ] Agent [ x ] Agent [ x ] Agent [ x ] Agent	[ ] Principal [ ] Principal [ ] Principal [ ] Principal [ ] Principal [ ] Principal

If as Agent:   The notes issued June 11, 2001 are being offered at a fixed initial public offering price of 100% of principal amount, and the notes issued June 21, 2001 are being offered at 100.325% of principal amount plus accrued interest from June 11, 2001.

If as Principal:
[ ]	The notes are being offered at varying prices related to prevailing market prices at the time of resale.
[ ]	The notes are being offered at a fixed initial public offering price of ____ % of principal amount.

Redemption Provisions:
[ x ] [ ]

The notes cannot be redeemed prior to the Stated Maturity.
The notes may be redeemed prior to the Stated Maturity.
Initial Redemption Date:
Initial Redemption Percentage:   ___%
Annual Redemption Percentage Reduction:  ___%

Optional Repayment Provisions:
[ x ] [ ]	The notes cannot be repaid prior to the Stated Maturity. The notes can be repaid prior to the Stated Maturity at the option of the holder of the notes. Optional Repayment Date(s):

Other Provisions:  None.

We are offering the notes on a continuing basis through American General Securities Incorporated, First Union Securities, Inc., Lehman Brothers, Merrill Lynch & Co. and Salomon Smith Barney, as agents, each of which has agreed to use its reasonable efforts to solicit offers to purchase notes. We may also accept offers to purchase notes through other agents. See "Plan of Distribution" in the accompanying prospectus supplement. To date, including the notes described by this pricing supplement, we have accepted $1,998,500,000 aggregate principal amount of offers to purchase notes.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the notes or determined if the prospectus, the prospectus supplement or this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.